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                                                                    Exhibit 99.1





FOR IMMEDIATE RELEASE
April 20, 1995

Contact:  Ellen H. Orsburn
          Director, Corporate Communications
          (713) 739-5423


COOPER INDUSTRIES REPORTS 38% INCREASE IN SHARE EARNINGS


HOUSTON, April 20 -- Fully diluted share earnings from continuing operations of Cooper Industries, Inc. (NYSE-CBE) for the first quarter of 1995 rose 38 percent to 47 cents from 34 cents in 1994. First-quarter income from continuing operations rose to $55.3 million, up 6 percent from $52.2 million in the same period of 1994. Revenues from continuing operations rose 8 percent to $1.1 billion in 1995 from $1 billion during the first quarter of 1994.

         Net income increased to $55.3 million in the first quarter of 1995 from $48.4 million in 1994. Fully diluted net income per common share was 47 cents, compared with 31 cents in the same period last year. Net income for the prior year includes a loss from discontinued operations, which primarily consist of Cooper Cameron Corporation, the company that has been formed to split off Cooper's Petroleum & Industrial Equipment segment.

         "Cooper's solid first-quarter performance reflects strength in our primary markets and the success of our ongoing revitalization program," Chairman and Chief Executive Officer Robert Cizik said.

                                     -more-
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Cooper Industries, Inc.



         "Revenue growth was in line with our expectations," Cizik continued. Economic conditions in the United States and Canada were stable, while markets in Western Europe continued to improve. Conditions in Mexico remain a concern, but the company has taken action to minimize the effects of recent events and continues to monitor this situation very closely.

         "Our Electrical Products segment, which benefited from improved nonresidential construction and steady levels of industrial production, increased revenues slightly more than we had expected. Likewise, the Tools & Hardware segment experienced stronger gains as a result of sustained domestic demand and improvement in our European markets," he said.

         Revenues of the Automotive Products segment benefited from the year-end acquisition of Abex Friction Products and the addition of Zanxx, Inc. late in 1994. Otherwise, sales of the segment remained at about the same level as last year.

         "All three of the company's business segments contributed to the earnings increase," Cizik said. "Gains resulted from a combination of factors, including sales growth and savings through consolidations and efficiency improvements in all of our operations. We're also beginning to reap the rewards of new-product introductions and contributions from recent add-on acquisitions."

                                     -more-
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Cooper Industries, Inc.




         The improvement in operating income was offset by higher interest expense, which more than doubled in 1995. The increased interest expense resulted from higher interest rates and the January 1, 1995, exchange of Cooper's $1.60 Convertible Exchangeable Preferred stock for 7.05% Convertible Subordinated Debentures. As a result of the exchange, Cooper has replaced the nondeductible dividend on the Preferred stock with the tax-deductible interest on the convertible debt.

         "The exchange of the Preferred stock for convertible debt will increase the company's 1995 cash flows by over $20 million. It will also result in a modest improvement in net income per common share for the year," Cizik said.

         Regarding the planned split-off of Cooper Cameron Corporation, Cizik said the offer to exchange Cooper Common stock for stock in Cooper Cameron is still expected to commence during the second quarter.

         Cizik said Cooper's outlook for 1995 remains positive. "We expect our earnings to increase as a result of revenue-growth initiatives, cost improvements and better asset utilization," he concluded.

         Comparisons of 1995 and 1994 first-quarter results appear on the following page.

                                  ---------

         Cooper Industries, with 1994 revenues of $4.6 billion, is a diversified, worldwide manufacturer of electrical products, tools, hardware, and automotive products.

                                     -more-
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Cooper Industries, Inc.

                      CONSOLIDATED RESULTS OF OPERATIONS

                                             Three Months Ended March 31,
                                             -----------------------------
                                               1995                1994(1)
                                             --------             --------
                                                 (millions except shares)
Revenues:

   Electrical Products(2)                    $  480.6             $  455.3
   Tools & Hardware                             224.0                199.0
   Automotive Products                          415.6                376.2
   Other                                          3.0                  7.3
                                             --------             ---------
                                             $1,123.2             $1,037.8
                                             --------             ---------
Costs and Expenses:
   Cost of sales                                748.3                692.3
   Depreciation and amortization                 51.5                 48.0
   Selling and administrative                   190.9                189.7
   Interest expense                              38.3                 16.2
                                             --------             ---------
                                              1,029.0                946.2
                                             --------             ---------

Income before Income Taxes                       94.2                 91.6
Income Taxes                                     38.9                 39.4
                                             --------             ---------

Income from Continuing Operations                55.3                 52.2
Income (Loss) from Discontinued Operations          -                 (3.8)
                                             --------             ---------

Net Income                                       55.3                 48.4

Preferred Dividends                                 -                 13.3
                                             --------             ---------
Net Income Applicable to Common Stock        $   55.3             $   35.1
                                             ========             =========
Net Income (Loss) Per Common Share:
   Primary -
      Continuing Operations                     $.48                 $.34
      Discontinued Operations                      -                 (.03)
                                                ----                 -----
      Net Income                                $.48                 $.31
                                                ====                 =====

   Fully Diluted -
      Continuing Operations(3)                  $.47                 $.34
      Discontinued Operations                      -                 (.03)
                                                ----                 -----
      Net Income                                $.47                 $.31
                                                ====                 =====

Shares Utilized in Computation of
   Net Income Per Common Share:
      Primary                            116,187,000          114,425,000
      Fully Diluted                      132,934,000(3)       114,425,000


(1) The 1994 amounts have been restated to reflect the classification of the company's Petroleum & Industrial Equipment business as a discontinued operation.

(2) The 1994 amount has been revised to include the operations of the company's former Electrical Power Equipment segment.

(3) Assumes conversion of the 7.05% Convertible Subordinated Debentures to Common stock, effective January 1, 1995. As a result, interest on the debentures ($7.3 million, net of tax) was added back to net income in the computation of fully diluted earnings per share.

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